                    877 N. 8th W.   Riverton, WY  28501    (307) 856-9271      FAX (307) 857-3050

For Immediate Release

U.S. ENERGY CORP. RETAINS SAMUEL ENGINEERING TO DEVELOP MINE ENGINEERING STUDY FOR “LUCKY JACK” MOLYBDENUM PROJECT

Engineering Study to Provide Critical Components for Plan of Operations to be Submitted to U.S. Forest Service

RIVERTON, Wyoming – April 30, 2008 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG” or the “Company”) today announced that Samuel Engineering, Inc. has been retained by the Company as a consultant to develop a mining engineering study for the “Lucky Jack” molybdenum project in Gunnison County, Colorado.  Samuel Engineering is a full service, multi-discipline, highly qualified engineering and architectural firm with personnel that have extensive experience involving major mining projects throughout the world.

As part of the study, Samuel Engineering will be working with other consultants to produce the following engineering studies and plans:
•	geological modeling;
•	a mine development plan with detailed capital costs;
•	mine backfill study;
•	milling, process and layout review and planning including water balance;
•	plot plan drawings;
•	civil and electrical engineering plans;
•	tailings and water management plans;
•	environmental baseline monitoring and permitting analysis; and,
•	a project cost schedule.

Also included in the deliverable items will be a 3-D fly through digital model of the mine site.  The detailed studies provided by Samuel Engineering will ultimately be utilized in the final drafting of a Plan of Operations planned to be submitted to the U.S. Forest Service.

During the last year, over $10 million has been spent on numerous project items for the Lucky Jack project including a Quality Assurance/Quality Control review of 650 samples of the original drill results, site upgrades at the Core and Water Treatment Plant buildings, sampling of surface waters to improve the data base, and permitting activities with the Division of Reclamation, Mines and Safety.  In addition, transportation, socio-economic, geotechnical, hydrological, tailings and reservoir siting studies have been completed.  The Company also has located additional unpatented mineral claims and conducted a detailed land survey of the site.  All of these studies and the land survey will also be utilized in the preparation of the Plan of Operations.

Mark Larsen, President of U.S. Energy Corp., stated, “I am very pleased to announce that we are moving full steam ahead in the advancement of the Lucky Jack molybdenum project.  The engineering and mine modeling studies that Samuel Engineering will undertake represent a critical last step in finalizing our Plan of Operations and a critical first step in evaluating the economics of a mine plan that will ultimately lead us to the commissioning of a full feasibility study concurrent with the drafting of an Environmental Impact Statement.  Samuel Engineering’s detailed work will begin immediately.  Once completed, we will have a better understanding of the economics of this ‘world-class’ molybdenum deposit as we continue to advance the project.”

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About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, gold, and real estate.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

Disclosure Regarding Mineral Resources
Under SEC and Canadian Regulations;
and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:
Keith G. Larsen, CEO or Mark J. Larsen, President
U.S. Energy Corp. (307) 856-9271